Exhibit 99.1


         Irvine Pacific Corporation ANNOUNCES NAME CHANGE

        --  Changes State of Incorporation to Delaware --

     SANTA MONICA, CA - November 25, 2003 - Irvine Pacific Corporation, Inc. (IRVP.PK) today announced it has received the approval of shareholders to change the company's name to iMedia International, Inc., in conjunction with a resolution to relocate its state of incorporation to Delaware from Colorado. iMedia will now trade under a new stock symbol, IMNL.PK, effective November 26, 2003.

     Irvine Pacific Corporation recently completed a reverse merger transaction with Hollywood Previews, Inc., becoming its wholly owned subsidiary and principal business.

     "The name change reflects the company's focus on digital media and will better establish our corporate identity. The iMedia name complements our vision for the company's cutting-edge technology and position in the rapidly emerging interactive digital multimedia publishing industry," said David MacEachern, chairman and chief executive officer.

About Hollywood Previews

     Hollywood Previews, Inc., a wholly owned operating unit of Irvine Pacific Corporation, is a pioneer in the interactive digital multimedia publishing industry. The company launched its proprietary flagship CD-ROM quarterly entertainment magazine, Hollywood Previews, in 2001, which features full-length movie previews, celebrity interviews, movie soundtracks and other behind-the-scenes video, content, promotions and contests in conjunction with advertisements. Hollywood Previews also provides digital media solutions to corporate customers who desire to associate their company, product and services with Hollywood Previews' various entertainment, sports, travel and other editorial content.

     A key feature of Hollywood Previews' technology is its real time, online tracking measurement system which provides quantitative data, such as length of viewing and listening, to gauge the effectiveness of advertisements, or consumer interest in a particular movie preview, video, musical selection or product.

    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review risks described in other documents the Company files from time to time with the Securities and Exchange Commission.